Exhibit 99.1

Socket Mobile Reports Third Quarter and Nine-Month 2023 Results

FREMONT, Calif., – October 27, 2023 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and nine months ended September 30, 2023.

Third Quarter 2023 Financial Highlights:

•	Revenue decreased 14% to $3.2 million, compared to $3.7 million in the prior-year quarter, and decreased by 37% sequentially compared to $5.1 million in Q2 2023.

•	Gross margin declined to 44.2%, compared to 44.4% in the prior-year quarter and 51.8% in the preceding quarter. The decrease in gross margins was primarily due to the allocation of manufacturing overhead costs across lower shipments during the quarter ended September 30, 2023.

•	Operating expenses for the third quarter of 2023 totaled $2.8 million, an increase of 8.2% compared to operating expenses of $2.6 million in the prior-year quarter, and a decrease of 4.3% sequentially in the preceding quarter.

•	Operating loss was $1.4 million compared to an operating loss of $947,000 for the prior-year quarter, and operating loss of $292,000 in the preceding quarter.

•	The cash balance was $3.1 million as of September 30, 2023, compared to $3.4 million as of June 30, 2023, and $3.6 million as of December 31, 2022.

“In Q3, our distribution partners reduced their inventories by 50% in response to ongoing market uncertainty and elevated interest rates, significantly impacting our Q3 revenue. Sales to resellers and end-users were substantially higher than the reported revenue, which is calculated based on sales to distributors with a reserve for estimated product returns. We believe that sales to resellers and end-users provide a more accurate picture of the underlying demand in our business. Throughout the quarter, we maintained a focus on managing liquidity and expenses while continuing to invest in critical projects,” said Kevin Mills, president, and chief executive officer.

“We launched several new products in Q3. The XtremeScan product line, comprised of XtremeScan Case XC100, XtremeScan XS930, and XtremeScan Grip XG930, is designed for iPhone series 15, 14, 13 and 12. This product family is engineered to withstand harsh industrial conditions, offering robust scanning capabilities with superior durability and support. The launch of the XtremeScan series represents a significant milestone in our commitment to delivering high-quality data capture solutions for our customers in industrial and manufacturing markets.

“We’ve also introduced the C860, an advanced camera-based subscription solution. It’s designed for users with more demanding scanning needs, those working in challenging conditions, or those dealing with poorly printed or damaged barcodes. The C860 is a follow-on to our free camera-based scanner, the C820, launched in Q2. There are no licensing fees for App providers, enabling them to service a wide range of customers with various data capture requirements by integrating CaptureSDK into their applications. This approach enables developers to service price-sensitive end-users with the free C820 and address performance-sensitive needs with the C860. The monthly subscription fee is $5.99, available for purchase via the Apple Store or Google Play,” continued Mills.

“Our CaptureSDK was upgraded in Q3 and is fully compatible with iOS 17. It supports our complete range of barcode scanners and NFC readers/writers across the entire Socket Mobile product line, ensuring that iOS and Android application developers can fully meet their data capture requirements and maximize performance for their end-users. Socket Mobile CaptureSDK has been integrated into thousands of applications across various industries.

“During Q3, our team remained focused on delivering these critical products, which we believe will enable Socket Mobile to return to growth and profitability” concluded Mills.

Conference Call

The management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2023, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2023	2022	2023	2022
Revenue	$3,206	$3,728	$12,635	$16,067
Cost of revenue	1,788	2,073	6,493	8,249
Gross margin	1,418	1,655	6,142	7,818
Gross margin percent	44.2%	44.4%	48.6%	48.7%
Research & development	1,207	1,096	3,643	3,271
Sales & marketing	1,002	865	3,014	2,729
General & administrative	608	641	2,131	2,112
Total operating expenses	2,817	2,602	8,788	8,112
Operating income (loss)	(1,399)	(947)	(2,646)	(294)
Interest expense, net	(76)	(43)	(170)	(134)
Income tax benefit (expense)	150	116	(16)	—
Net loss	$(1,325)	$(874)	$(2,832)	$(428)
Net loss per share:
Basic	$(0.16)	$(0.11)	$(0.34)	$(0.05)
Fully diluted	$(0.16)	$(0.11)	$(0.34)	$(0.05)
Weighted average shares outstanding: Basic Fully diluted	7,320 7,320	7,153 7,153	7,197 7,197	7,202 7,202

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) September 30, 2023	December 31, 2022*
Cash	$3,094	$3,624
Accounts receivable	1,560	2,660
Inventories	5,528	5,602
Deferred costs on shipments to distributors	247	266
Other current assets	617	617
Property, equipment and computer software, net	2,558	1,657
Deferred tax assets	8,652	8,668
Intangible assets, net	1,591	1,694
Operating leases right-of-use assets	3,208	3,560
Other long-term assets	251	250
Total assets	$27,306	$28,598
Accounts payable and accrued liabilities	$1,911	$2,407
Bank non-formula loan	—	125
Subordinated convertible notes payable, net of discount	150	147
Subordinated convertible notes payable, net of discount-related party	2,834	1,231
Deferred revenue on shipments to distributors	596	595
Deferred service revenue	33	34
Operating lease liabilities	3,407	3,737
Total liabilities	8,931	8,276
Common stock	68,258	67,165
Accumulated deficit	(48,845)	(46,013)
Treasury stock	(1,038)	(830)
Total equity	18,375	20,322
Total liabilities and equity	$27,306	$28,598

*Derived from audited financial statements.

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